May 2018

Preliminary Terms No. 601

Registration Statement Nos. 333-221595; 333-221595-01

Dated May 14, 2018

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, investors will receive an amount in cash based on the performance of the S&P 500® Index, which we refer to as the underlying index, that will be calculated based on two measures of the performance of the underlying index: (i) the leveraged upside return and (ii) the buffered downside return. The average index return reflects any appreciation of the underlying index from the initial index value to the average index value, which is the arithmetic average of the index closing value of the underlying index on the five quarterly averaging dates during the last year of the term of the Buffered PLUS. The buffered downside return reflects any depreciation in the index return (determined based not on an average index value but solely on the index closing value of the underlying index on the final averaging date, as compared to the initial index value) by more than the buffer amount of 35% times the downside factor of 1.5385.

Payment at maturity scenarios: (A) If the average index value and the final index value are both greater than the initial index value, you will receive a return at maturity that reflects the leveraged upside return. (B) If the average index value and the final index closing value are both less than the initial index value, you will receive a return at maturity that reflects the buffered downside return, and you may lose some or all of your investment. (C) If the average index value is greater than or equal to the initial index value, but the final index value is equal to or less than the initial index value, the leveraged upside return and buffered downside return will be set off against each other, and you will lose some or all of your investment at maturity to the extent of the decline in the buffered downside return, as offset by the positive leveraged upside return. This set-off of the two returns will also mean that if the positive leveraged upside return more than fully offsets the decline in the buffered downside return, you will not suffer a loss on your investment at maturity, but your gain on the Buffered PLUS will be less than the positive leveraged upside return, as this return will have been set off and reduced by the negative buffered downside return. (D) If the average index value is equal to or less than the initial index value, but the final index value is greater than or equal to the initial index value, the payment at maturity will equal the stated principal amount regardless of any appreciation of the final index value above the initial index value. Therefore, an investment in the Buffered PLUS will be exposed on the upside to any appreciation as reflected in the leveraged upside return, as reduced by any negative buffered downside return (which reduction can result in a loss even if the leveraged upside return is positive), and will be exposed on the downside to any negative buffered downside return subject to the set-off of the two returns described above.

There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to lose some or all of their principal if the final index value is below the initial index value by more than the buffer amount of 35%, subject to the set-off of the two returns described above. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Buffered PLUS differ from the PLUS described in the accompanying product supplement for PLUS in that the leveraged upside return, which reflects leveraged participation in any appreciation of the index from the initial index value to the average index value, will be set off against the buffered downside return.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 31, 2022
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:

$1,000 × (1 + leveraged upside return + buffered downside return)

You will lose some or all of your stated principal amount at maturity if the leveraged upside return is not sufficient to fully offset any negative buffered downside return. Please see the hypothetical examples illustrating the payment at maturity in “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on page 5.

Leveraged upside return:	leverage factor x average index return; provided that the leveraged upside return will not be less than 0%.
Leverage factor:	131.10%
Buffered downside return:

(index return + buffer amount) × downside factor; provided that the buffered downside return will not be greater than 0%.

Because the buffered downside return is capped at 0%, the buffered downside return will not provide any positive contribution toward the return on the Buffered PLUS.

Downside factor:	1.5385
Index return:	(final index value – initial index value) / initial index value
Average index return:	(average index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final averaging date
Average index value:	The arithmetic average of the index closing value on each of the five averaging dates, as calculated by the calculation agent on the final averaging date.
Averaging dates:	May 25, 2021, August 25, 2021, November 26, 2021, February 25, 2022 and May 25, 2022, subject to adjustment for non-index business days and certain market disruption events
Final averaging date:	May 25, 2022, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	35%
Minimum payment at maturity:	None. You could lose your entire initial investment in the Buffered PLUS.
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	May 25, 2018
Original issue date:	May 31, 2018 (3 business days after the pricing date)
CUSIP / ISIN:	61768C2S5 / US61768C2S50
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $991.50 per Buffered PLUS, or within $22.50 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Buffered PLUS	$1,000	$0	$1,000
Total	$	$	$

(1)	MS & Co. will act as the agent for this offering and will not receive a sales commission in connection with sales of the Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 15.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017       Index Supplement dated November 16, 2017       Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities with Downside Factor

Principal at Risk Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for positive performance of the underlying index, as reflected in the average index return, depending also on the final index value

▪	To enhance returns and potentially outperform the underlying index in certain scenarios, as described in this document, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a limited buffer against a specified level of negative performance of the underlying index as of the final averaging date

Maturity:	4 years
Leverage factor:	131.10%
Buffer amount:	35%
Downside factor:	1.5385
Minimum payment at maturity:	None. You may lose your entire initial investment in the Buffered PLUS.
Interest:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $991.50, or within $22.50 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

May 2018	Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer exposure to the underlying index. An investment in the Buffered PLUS will be exposed on the upside to any appreciation as reflected in the leveraged upside return, as reduced by any negative buffered downside return (which reduction can result in a loss even if the leveraged upside return is positive), and will be exposed on the downside to any negative buffered downside return subject to the set-off of the two returns described below. There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS.

Payment at maturity scenario A: The average index value and the final index value are both greater than the initial index value	You will receive a return at maturity that reflects the leveraged upside return. There is no limitation on the appreciation potential.
Payment at maturity scenario B: The average index value and the final index value are both less than the initial index value	You will receive a return at maturity that reflects the negative buffered downside return, and you may lose some or all of your investment.
Payment at maturity scenario C: The average index value is greater than or equal to the initial index value, but the final index value is equal to or less than the initial index value	The leveraged upside return and buffered downside return will be set off against each other, and you will lose some or all of your investment at maturity to the extent of the decline in the buffered downside return, as offset by the positive leveraged upside return. This set-off of the two returns will also mean that if the positive leveraged upside return more than fully offsets the decline in the buffered downside return, you will not suffer a loss on your investment at maturity, but your gain on the Buffered PLUS will be less than the positive leveraged upside return, as this return will have been set off and reduced by the negative buffered downside return.
Payment at maturity scenario D: The average index value is equal to or less than the initial index value, but the final index value is greater than or equal to the initial index value:	The payment at maturity will equal the stated principal amount regardless of any appreciation of the final index value above the initial index value.

May 2018	Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Hypothetical Payouts on the Buffered PLUS at Maturity

The following tables and examples illustrate the hypothetical payment at maturity on the Buffered PLUS, assuming a range of performances for the underlying index, as measured on each of the quarterly averaging dates (including the final averaging date). The hypothetical returns set forth below assume an initial index value of 2,500 and reflect the buffer amount of 35% and the downside factor of 1.5385. The hypothetical total returns set forth below are for illustrative purposes only.

SCENARIO A: The average index value and the final index value are both greater than the initial index value.

If each of the average index value and the final index value are greater than the initial index value, the leveraged upside return will reflect the average index return (which, in turn, will reflect the performance of the underlying index from the initial index value to the average index value based on the arithmetic average of the index closing values on each of the averaging dates) times the leverage factor, and the buffered downside return will be equal to 0%, regardless of any appreciation of the final index value above the initial index value, because the buffered downside return is capped at 0%. In such a case, the return on the Buffered PLUS will reflect the leveraged upside return. The following table and example illustrate the hypothetical payment at maturity and total return at maturity on the Buffered PLUS under these circumstances.

Average Index Value	Average Index Return	Leveraged Upside Return	Buffered Downside Return	Payment at Maturity	Return on the Buffered PLUS
4,500	80.00%	104.880%	0.00%	$2,048.80	104.880%
4,250	70.00%	91.770%	0.00%	$1,917.70	91.770%
4,000	60.00%	78.660%	0.00%	$1,786.60	78.660%
3,750	50.00%	65.550%	0.00%	$1,655.50	65.550%
3,500	40.00%	52.440%	0.00%	$1,524.40	52.440%
3,250	30.00%	39.330%	0.00%	$1,393.30	39.330%
3,000	20.00%	26.220%	0.00%	$1,262.20	26.220%
2,875	15.00%	19.665%	0.00%	$1,196.65	19.665%
2,750	10.00%	13.110%	0.00%	$1,131.10	13.110%
2,625	5.00%	6.555%	0.00%	$1,065.55	6.555%

The following example illustrates how the payment at maturity is calculated.

Example 1 (indicated by the row highlighted gray in the table above): The value of the index increases from the initial index value of 2,500 to an average index value of 2,625. Because the average index value of 2,625 is greater than the initial index value, the average index return is 5%, resulting in a leveraged upside return of 6.555% when multiplied by the leverage factor of 131.10%. Because the final index value is greater than or equal to the initial index value, the buffered downside return is 0%. Accordingly, the investor receives a payment at maturity of $1,065.55 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 6.555% + 0%) = $1,065.55

May 2018	Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

SCENARIO B: The average index value and the final index value are both less than the initial index value.

If each of the average index value and the final index value are less than the initial index value, the leveraged upside return will be equal to 0%, regardless of any depreciation of the average index value below the initial index value, because the leveraged upside return is floored at 0%, and the buffered downside return will reflect any depreciation of the final index value below the initial index value by more than the buffer amount, multiplied by the downside factor. In such a case, the return on the Buffered PLUS will reflect the buffered downside return, and investors will lose some or all of their investment if the buffered downside return is negative, meaning that the final index value has declined from the initial index value by an amount greater than the 35% buffer amount. The following table and examples illustrate the hypothetical payment at maturity and total return at maturity on the Buffered PLUS under these circumstances.

	Final Index Value	Index Return	Leveraged Upside Return	Buffered Downside Return	Payment at Maturity	Return on the Buffered PLUS
	2,375	-5.00%	0.00%	0.0000%	$1,000.00	0.0000%
	2,250	-10.00%	0.00%	0.0000%	$1,000.00	0.0000%
Example 1 --	2,125	-15.00%	0.00%	0.0000%	$1,000.00	0.0000%
	2,000	-20.00%	0.00%	0.0000%	$1,000.00	0.0000%
	1,750	-30.00%	0.00%	0.0000%	$1,000.00	0.0000%
	1,625	-35.00%	0.00%	0.0000%	$1,000.00	0.0000%
	1,500	-40.00%	0.00%	-7.6925%	$923.075	-7.6925%
Example 2 --	1,250	-50.00%	0.00%	-23.0775%	$769.225	-23.0775%
	1,000	-60.00%	0.00%	-38.4625%	$615.375	-38.4625%
	750	-70.00%	0.00%	-53.8475%	$461.525	-53.8475%
	500	-80.00%	0.00%	-69.2325%	$307.675	-69.2325%
	250	-90.00%	0.00%	-84.6175%	$153.825	-84.6175%
	0	-100.00%	0.00%	-100.00%	$0.00	-100.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The value of the underlying index decreases from the initial index value of 2,500 to a final index value of 2,125. Because the average index value is equal to or less than the initial index value, the leveraged upside return is 0%. Because the final index value of 2,125 is less than the initial index value of 2,500 by an amount less than or equal to the buffer amount of 35%, the index return and the buffered downside return are both equal to 0%. Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 0% + 0%) = $1,000

Example 2: The value of the index decreases from the initial index value of 2,500 to a final index value of 1,250. Because the average index value is equal to or less than the initial index value, the leveraged upside return is 0%. Because the final index value of 1,250 is less than the initial index value of 2,500 by an amount greater than the buffer amount of 35% and the index return is -50%, the buffered downside return is equal to -23.0775%. Accordingly, the investor receives a payment at maturity of $769.225 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 0% + -23.0775%) = $769.225

May 2018	Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

SCENARIO C: The average index value is greater than or equal to the initial index value, but the final index value is equal to or less than the initial index value.

If the average index value is greater than or equal to the initial index value, the leveraged upside return will reflect the average index return (which, in turn, will reflect the performance of the underlying index from the initial index value to the average index value based on the arithmetic average of the index closing values on each of the averaging dates) times the leverage factor. If the final index value is equal to or less than the initial index value, the buffered downside return will reflect any depreciation of the final index value below the initial index value by more than the buffer amount, multiplied by the downside factor. Accordingly, under these circumstances, the leveraged upside return and the buffered downside return will be set off against each other. In this case, the investor will lose some or all of their principal amount at maturity if the leveraged upside return is not sufficient to fully offset any negative buffered downside return. Even if the positive leveraged upside return fully offsets the negative buffered downside return, the effect of the negative buffered downside return will be to partially or fully offset the upside return from the positive leveraged upside return. The following table and examples illustrate the hypothetical payment at maturity and total return at maturity on the Buffered PLUS under these circumstances.

	Average Index Value	Average Index Return	Leveraged Upside Return	Final Index Value	Index Return	Buffered Downside Return	Payment at Maturity	Return on the Buffered PLUS
	3,750	50.00%	65.550%	2,500	0.00%	0.000%	$1,655.500	65.5500%
	3,750	50.00%	65.550%	2,375	-5.00%	0.000%	$1,655.500	65.5500%
	3,750	50.00%	65.550%	2,250	-10.00%	0.000%	$1,655.500	65.5500%
	3,750	50.00%	65.550%	1,500	-40.00%	-7.6925%	$1,578.575	57.8575%
Example 2 --	3,750	50.00%	65.550%	1,250	-50.00%	-23.0775%	$1,424.725	42.4725%
	3,750	50.00%	65.550%	0	-100.00%	-100.000%	$655.500	-34.4500%
	3,000	20.00%	26.220%	2,500	0.00%	0.000%	$1,262.200	26.2200%
Example 1 --	3,000	20.00%	26.220%	2,375	-5.00%	0.000%	$1,262.200	26.2200%
	3,000	20.00%	26.220%	2,250	-10.00%	0.000%	$1,262.200	26.2200%
	3,000	20.00%	26.220%	1,500	-40.00%	-7.6925%	$1,185.275	18.5275%
	3,000	20.00%	26.220%	1,250	-50.00%	-23.0775%	$1,031.425	3.1425%
	3,000	20.00%	26.220%	0	-100.00%	-100.00%	$262.200	-73.7800%
	2,750	10.00%	13.110%	2,500	0.00%	0.0000%	$1,131.100	13.1100%
	2,750	10.00%	13.110%	2,375	-5.00%	0.0000%	$1,131.100	13.1100%
	2,750	10.00%	13.110%	2,250	-10.00%	0.0000%	$1,131.100	13.1100%
	2,750	10.00%	13.110%	1,500	-40.00%	-7.6925%	$1,054.185	5.4185%
	2,750	10.00%	13.110%	1,250	-50.00%	-23.0775%	$900.325	-9.9675%
	2,750	10.00%	13.110%	0	-100.00%	-100.000%	$131.100	-86.8900%
	2,625	5.00%	6.555%	2,500	0.00%	0.0000%	$1,065.550	6.5550%
	2,625	5.00%	6.555%	2,375	-5.00%	0.0000%	$1,065.550	6.5550%
	2,625	5.00%	6.555%	2,250	-10.00%	0.0000%	$1,065.550	6.5550%
	2,625	5.00%	6.555%	1,500	-40.00%	-7.6925%	$988.625	-1.1375%
Example 3 --	2,625	5.00%	6.555%	1,250	-50.00%	-23.0775%	$834.775	-16.5225%
	2,625	5.00%	6.555%	0	-100.00%	-100.0000%	$65.550	-93.4450%
	2,500	0.00%	0.000%	2,500	0.00%	0.0000%	$1,000.00	0.0000%
	2,500	0.00%	0.000%	2,375	-5.00%	0.0000%	$1,000.00	0.0000%
	2,500	0.00%	0.000%	2,250	-10.00%	0.0000%	$1,000.00	0.0000%
	2,500	0.00%	0.000%	1,500	-40.00%	-7.6925%	$923.075	-7.6925%
	2,500	0.00%	0.000%	1,250	-50.00%	-23.0775%	$769.225	-23.0775%
	2,500	0.00%	0.000%	0	-100.00%	-100.0000%	$0.00	-100.0000%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The value of the underlying index increases from the initial index value of 2,500 to an average index value of 3,000, but ultimately decreases from the initial index value of 2,500 to final index value of 2,375. Because the average index value of 3,000 is greater than the initial index value of 2,500, the average index return is equal to 20%, resulting in an leveraged upside return of 26.220% when multiplied by the leverage factor of 131.10%. Because the final index value of 2,375 is less than the initial index value of 2,500 by an amount less than or equal to the buffer amount of 35%, the index return is -5.00% and the buffered downside return is 0%. Accordingly, the investor receives a payment at maturity of $1,262.20 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 26.220% + 0%) = $1,262.20

May 2018	Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Example 2: The value of the underlying index increases from the initial index value of 2,500 to an average index value of 3,750, but ultimately decreases from the initial index value of 2,500 to a final index value of 1,250. Because the average index value of 3,750 is greater than the initial index value of 2,500, the average index return is equal to 50%, resulting in an leveraged upside return of 65.55% when multiplied by the leverage factor of 131.10%. Because the final index value of 1,250 is less than the initial index value of 2,500 by an amount greater than the buffer amount of 35% and the index return is -50.00%, the buffered downside return is equal to -23.0775%. Accordingly, the investor receives a payment at maturity of $1,424.725 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 65.55% + -23.0775%) = $1,424.725

In this example, the negative buffered downside return partially offsets the positive leveraged upside return, reducing the upside return based on the leveraged upside return.

Example 3: The value of the underlying index increases from the initial index value of 2,500 to an average index value of 2,625, but ultimately decreases from the initial index value of 2,500 to a final index value of 1,250. Because the average index value of 2,625 is greater than the initial index value of 2,500, the average index return is equal to 5%, resulting in an leveraged upside return of 6.555% when multiplied by the leverage factor of 131.10%. Because the final index value of 1,250 is less than the initial index value of 2,500 by an amount greater than the buffer amount of 35% and the index return is -50.00%, the buffered downside return is equal to -23.0775%. Accordingly, the investor receives a payment at maturity of $834.775 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + 6.555% + -23.0775%) = $834.775

In this example, the negative buffered downside return more than fully offsets the positive leveraged upside return, resulting in a significant loss of principal.

SCENARIO D: The average index value is equal to or less than the initial index value, but the final index value is greater than or equal to the initial index value.

If the average index value is equal to or less than the initial index value, the upside leveraged return will be equal to 0%, regardless of any depreciation of the average index value below the initial index value, because the upside leveraged return is floored at 0%. If the final index value is greater than or equal to the initial index value, the buffered downside return will be equal to 0%, regardless of any appreciation of the final index value above the initial index value, because the buffered downside return is capped at 0%.

Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of Buffered PLUS, and does not benefit in any appreciation in the final index value as compared to the initial index value. The payment at maturity is calculated as follows:

$1,000 × (1 + 0% + 0%) = $1,000

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest or guarantee the return of any of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based on two measures of the performance of the underlying index: (i) the leveraged upside return and (ii) the buffered downside return. The leveraged upside return reflects leveraged participation in any appreciation of the underlying index from the initial index value to the average index value, which is the arithmetic average of the index closing values on each of the quarterly averaging dates during the term of the Buffered PLUS. The buffered downside return reflects any depreciation in the index return (determined based not on the average index closing value but solely on the index closing value on the final averaging date) by more than the buffer amount, times the downside factor. If the final index value is less than the initial index value, you will be exposed to any depreciation of the underlying index in excess of the buffer amount times the downside factor, unless the leveraged upside return is sufficiently positive to fully offset the negative buffered downside return. In this circumstance, for every 1% that the final index value is less than the initial index value by more than 35%, the buffered downside return will decline by 1.5385%, which will offset against any positive leveraged upside return (if the average index return is positive) and will reduce the return on the Buffered PLUS in all cases. There is no minimum payment at maturity on the Buffered PLUS. If the final index value is less than the initial index value by an amount greater than the buffer amount of 35%, the buffered downside return will be negative. Under these circumstances, you will lose some or all of your initial investment in the Buffered PLUS if the leveraged upside return is not sufficient to fully offset the negative buffered downside return. See “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on page 4.

▪	Any positive upside return from the leveraged upside return may be moderated or fully or more than fully offset by any negative buffered downside return. The payment at maturity on the Buffered PLUS will be reduced by any negative buffered downside return, which reflects any depreciation of the underlying index in excess of the buffer amount from the initial index value to the final index value, which is equal to the index closing value on the final averaging date. This will be true even if the underlying index appreciates from the initial index value to the average index value, which will be the arithmetic average of the index closing values on each of the quarterly averaging dates. Therefore, in calculating the payment at maturity, any positive leveraged upside return may be moderated, or fully or more than fully offset, by any negative buffered downside return. Even if the positive leveraged upside return fully offsets the negative buffered downside return, the effect of the negative buffered downside return will be to partially or fully offset the upside return from the positive leveraged upside return.

▪	With respect to the calculation of the buffered downside return, you will not benefit from any appreciation in the underlying index, or any depreciation of the underlying index in an amount less than the buffer amount, based solely on the final index value. Even if the final index value is greater than the initial index value or is less than the initial index value by an amount less than or equal to the buffer amount, the buffered downside return will not be greater than 0%. Accordingly, the buffered downside return will not provide any positive contribution toward the return on the Buffered PLUS at maturity. The upside return on the Buffered PLUS will reflect only any positive leveraged upside return, as reduced by any negative buffered downside return.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable at maturity, if any, is based in part on the arithmetic average of the index closing values on each of the quarterly averaging dates and, therefore, the payment at maturity may be less than if it were based solely on the index closing value on the final averaging date. The amount payable at maturity, if any, will be calculated by reference to both the average index return, which reflects any appreciation of the underlying index from the initial index value to the average index value, which is the arithmetic average of the index closing values on each of the quarterly averaging dates during the term of the Buffered PLUS, and the buffered downside return, which reflects any depreciation in the index return (determined based on the index closing value on the final averaging date, as compared to the initial index value) by more than the buffer amount of 35% times the downside factor of 1.5385. Therefore, in calculating the average index return, positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the average index return, calculated based on the index closing values on each of the quarterly averaging dates, may be less than the index closing value on the final averaging date and, as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the final averaging date for both upside and downside exposure to the underlying index. Additionally, any declines in the index closing value prior to or on the final averaging date will reduce the buffered downside return, which can partially, fully or more than fully offset any increases in the index closing values as of the other averaging dates, potentially resulting in a loss even if the average index return is positive.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial index value, the average index value, the basket return, the average basket return, the leveraged upside return, the buffered downside return and the final index value and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value and average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the averaging dates, including the final averaging date, so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the averaging dates, could adversely affect the value of the underlying index on the averaging dates, including the final averaging date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. As discussed in the Tax Disclosure Sections, there is significant uncertainty regarding the consequences to a holder of the Buffered PLUS if the payment at maturity becomes subject to a minimum level that equals or exceeds the issue price, prior to the final valuation date. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the consequences of an Early Fixing Event, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2018	Page 11

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 10, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Closing Value:	2,723.07
52 Weeks Ago:	2,399.63
52 Week High (on 1/26/2018):	2,872.87
52 Week Low (on 5/17/2017):	2,357.03

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2013 through May 10, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on May 10, 2018 was 2,723.07. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the closing level of the index on the averaging dates, including the final averaging date.

S&P 500® Index Daily Index Closing Values January 1, 2013 to May 10, 2018

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Morgan Stanley Finance LLC

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter (through May 10, 2018)	2,723.07	2,581.88	2,723.07

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 31, 2022

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	S&P Dow Jones Indices LLC
Postponement of maturity date:	If the final averaging date is not an index business day or if a market disruption event occurs on that day so that the final averaging date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that final averaging date as postponed.
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority. We intend to treat a Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, and based on current market conditions, this treatment of the Buffered PLUS is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Due to the buffer feature, there is a substantial risk that the Internal Revenue Service (the “IRS”) could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.

Because the payment at maturity is determined by reference to the average of the value of the underlying index on multiple valuation dates, it is possible that the payment at maturity could become subject to a minimum level that equals or exceeds the issue price, prior to the final valuation date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its Buffered PLUS for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the Buffered PLUS as of the Early Fixing Event, and the U.S. Holder’s tax consequences of holding the Buffered PLUS after the Early Fixing Event would likely be significantly affected. In particular, after an Early Fixing Event, a U.S. Holder may be required to recognize ordinary interest income on the Buffered PLUS in advance of their retirement or earlier disposition even though there is no payment on the Buffered PLUS prior to the maturity, and any subsequent gain upon disposition thereafter may be treated as ordinary income. Furthermore, if the Buffered PLUS were treated as debt instruments after an Early Fixing Event, a Non-U.S. Holder would generally be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the Buffered PLUS. See “United States Federal Income Taxation – Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for PLUS for information regarding the certification requirement if a Buffered PLUS were treated as debt instruments. Due to the lack of governing authority, our tax counsel is unable to opine as to the consequences to a holder of Buffered PLUS upon an Early Fixing Event. You should consult your tax advisor regarding the consequences of an Early Fixing Event.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued. The costs of the Buffered PLUS borne by you and described beginning on page 2 above comprise the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Buffered PLUS, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index, and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on the pricing date, and therefore increase the value at or above which the underlying index must close on the averaging dates, including the final averaging date, so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, including on the averaging dates and the final averaging date, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

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In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Buffered PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A)

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Principal at Risk Securities

all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Buffered PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. will act as the agent for this offering and will not receive a sales commission in connection with sales of the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS, in the

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Principal at Risk Securities

index supplement or in the prospectus. “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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